EX-2.1

CONTRIBUTION AGREEMENT

dated as of

December 8, 2006

by and among

NEW ERA MARKETING, INC.

FEARLESS YACHTS, LLC,

and

THE MEMBERS OF FEARLESS YACHTS, LLC

CONTRIBUTION AGREEMENT

          THIS CONTRIBUTION AGREEMENT is entered into as of December 8, 2006 (the “Agreement”), by and among Fearless Yachts, LLC, a Missouri limited liability company (the “Company”), New Era Marketing, Inc., a Nevada corporation (“Parent”), Joseph MacKenzie, the holder of a majority of the shares of Common Stock (as hereinafter defined) of Parent (the “Majority Holder”) and the other signatories whose names appear on the signature page hereto (collectively, the “Members”). The Company, Parent and the Members are at times referred to herein individually as a “Party” and collectively as the “Parties.”

                    WHEREAS, the Company and Parent have determined that a reverse acquisition whereby the Company becomes the wholly owned subsidiary of Parent (the “Transaction”) is advisable and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits;

                    WHEREAS, the Company and Parent have determined that the Transaction is to be effected by a transfer described in Section 1.1 hereof by the Members of all of their respective membership interests in the Company (the “Membership Interests”) to Parent in exchange for an aggregate of 27,000,000 shares (the “Contribution Shares”) of common stock, par value $0.001 per share, of Parent (the “Common Stock”), upon the terms and subject to the conditions set forth herein;

                    WHEREAS, the Company sold certain promissory notes (the “Company Notes”) in the aggregate principal face amount of $1,257,620.87 in a bridge financing commenced in April, 2006, and in connection therewith issued certain warrants (the “Company Warrants”) to purchase membership interests in the Company to the purchasers of the notes (the “Investors”);

                    WHEREAS, Parent has (a) determined that the Transaction is fair to, and in the best interests of, Parent and its shareholders (the “Shareholders”) and (b) approved and declared the advisability of entering into this Agreement;

                    WHEREAS, the obligations of each of Parent and the Company to effect the Transaction is conditioned as further described in Article IX hereof;

                    WHEREAS, the Parties are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

                    NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
THE TRANSACTION

          Section 1.1           Transaction.

          (a)         At the closing of the Transaction (the “Closing”), and subject to the terms and conditions of this Agreement, Parent shall deliver to the Members 27,000,000 shares of Common Stock to be used as the Contribution Shares.

          (b)         At the Closing, and subject to the terms and conditions of this Agreement, the Members shall contribute their respective percentage of the Membership Interests of the Company to Parent in exchange for the Contribution Shares, each as set forth on Schedule 1.1(b) hereto.

          (c)         At the Closing, and subject to the terms and conditions of this Agreement, Parent shall issue to the Investors the notes (the “Notes”) and warrants (the “Warrants”) attached hereto as Exhibit A and Exhibit B, respectively (collectively, the “Issuable Securities”), in the amounts set forth on Schedule 1.1(c) hereto and the Investors shall surrender to parent their Company Notes and Company Warrants. Each Investor and Member shall contemporaneously therewith furnish to Parent a representation as to “accredited investor” status within the meaning of Section 501 under Regulation D of the Securities Act with respect to each Investor.

          (d)         If any portion of the Contribution Shares or the Issuable Securities is to be delivered to any Person other than a Member or an Investor, it shall be a condition that such Person shall pay to Parent any transfer or other taxes (as defined in Section 10.13) required as a result of such delivery to other than a Member or Investor or establish to the satisfaction of Parent that such tax has been paid or is not payable.

          Section 1.2           Closing. The Closing of the Transaction and the other transactions contemplated by this Agreement shall take place at 11:00 a.m. on a date to be specified by the parties, which shall be the date of satisfaction (or waiver in accordance with this Agreement) of all of the conditions set forth in Article IX (the “Closing Date”), unless another time or date is agreed to by the parties hereto. The Closing shall be held at the offices of Hodgson Russ LLP, 60 East 42nd Street, Floor 37, New York, New York 10165.

          Section 1.3           Restrictions On Resale. Neither the Contribution Shares nor the Issuable Securities will be registered under the Securities Act, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until; (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) Parent receives an opinion of counsel for the stockholder, reasonably satisfactory to counsel for Parent, that an exemption from the registration requirements of the Securities Act is available. The certificates representing the Contribution Shares as well as the Issuable Securities shall contain a legend substantially as follows:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR FEARLESS INTERNATIONAL, INC. RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO COUNSEL FOR FEARLESS INTERNATIONAL, INC. THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

           Section 1.4           Additional Closing Events. At the Closing, in addition to the deliveries referred to in Section 1.1 and elsewhere herein, each of the respective Parties hereto shall execute, acknowledge, and/or deliver, as applicable, or shall ensure to be executed, acknowledged, and delivered, as applicable, the following:

           (a)         In the case of the Company: (i) this Agreement duly executed by the Company and each of the Members; (ii) the security agreement dated the date hereof, by and among the Company and the agent for the Investors (the “Agent”), in the form of Exhibit C attached hereto duly executed by the Agent on behalf of the Investors (the “Security Agreement”); (iii) the Secretary’s certificate provided for in Section 8.2(c) hereof; (v) a certificate of an officer of the Company stating that the operating agreement of the Company is in full force and effect and has not been amended since the date hereof; (v) the Company Notes; (vi) the Company Warrants; and (vii) certificates evidencing the ownership by the Members of the Membership Interests or other evidence thereof reasonably satisfactory to Parent.

           (b)         In the case of the Parent: (i) this Agreement duly executed by the Parent; (ii) the Security Agreement duly executed by the Parent; (iii) the Notes duly executed by the Parent; (iv) the Warrants duly executed by the Parent; (v) share certificates evidencing the ownership by the Members of the Contribution Shares; (vi) the Articles of Incorporation and Bylaws of Parent certified by an officer of the Parent as being in force as of the Closing Date; and (vii) the Secretary’s certificate provided for in Section 8.1(d) hereof.

           (c)         Any and all certificates, together with such other items as may be reasonably requested by the Parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

ARTICLE II
PARENT POST-CLOSING

          Section 2.1           Resignation of Directors and Officers. Effective as of the Closing, each of the Officers of Parent then in office shall resign.

          Section 2.2           Appointment of New Director and Officers. Effective as of the Closing, the Officers and Directors of the Company shall be those Persons listed on Schedule 2.2 hereof.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MAJORITY HOLDER

          Parent and the Majority Holder hereby jointly and severally represent and warrant to the Company and the Members as of the date hereof and as of the Closing Date as follows:

          Section 3.1           Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the Nevada Revised Statutes (the “NRS”) and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 10.13) on Parent. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Parent has heretofore delivered to the Company true and complete copies of its Articles of Incorporation and By-laws as currently in effect.

          Section 3.2           Authorization.

          (a)         The execution, delivery and performance by Parent of this Agreement, the performance of its obligations hereunder, and the consummation of the Transaction and the other transactions and developments contemplated hereby are within Parent=s corporate powers and have been duly authorized by all necessary corporate action, including the affirmative vote of the Majority Holder. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery thereof by the Company and the Members, is a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors= rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          (b)         Parent=s Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Transaction, are fair to and in the best interests of the Shareholders and (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Transaction, which approval satisfies in full any applicable requirements of the NRS.

          Section 3.3           Governmental Authorization. The execution and delivery of this Agreement and the performance by Parent of its obligations under this Agreement relating to the Transaction and the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) compliance with any applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), foreign or state securities laws or regulations of various states (“Blue Sky Laws”), (b) any filings required to be made by or in connection with the Security Agreement, and (c) any other filings, approvals or authorizations which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Parent, or materially impair the ability of Parent to consummate the Transaction and the transactions contemplated by this Agreement.

          Section 3.4           Non-contravention. The execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby and performance of its obligations under this Agreement do not and will not (a) violate Parent=s Articles of Incorporation or By-Laws, (b) assuming compliance with the matters referred to in Section 3.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (c) require any consent or other action by any Person under, constitute a default under, result in a violation of, conflict with, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent, or to a loss of any benefit to which Parent is entitled under any provision of any agreement or other instrument binding upon Parent, or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent or (d) result in the creation or imposition of any Lien on any asset of Parent, except, in the case of clauses (b), (c) and (d), for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on Parent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

          Section 3.5           Capitalization.

          (a)         The authorized capital stock of Parent consists of 840,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). The outstanding capitalization of Parent will at Closing consist of (i) 30,100,000 shares of Common Stock and (ii) no shares of Preferred Stock. The list of Shareholders attached hereto as Schedule 3.5 is the true and correct list of such Shareholders of record of outstanding shares of Common Stock on the date hereof and such list will remain true and correct through and including the Closing of this Agreement. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase. There are no outstanding options, warrants, subscriptions, conversion or other rights, agreements or other commitments obligating Parent to issue any shares of its capital stock or any securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock.

          (b)         There are no outstanding obligations, contingent or otherwise, of Parent to redeem, purchase or otherwise acquire any capital stock or other securities of Parent.

          (c)         Parent is not in violation of and has not violated any federal or state securities laws in connection with any transaction relating to Parent and/or an Affiliate, including without limitation, the acquisition of any stock, business or assets of any third party or the issuance of any capital stock of Parent.

          (d)         There are not as of the date hereof, and there will not be at the Closing, any shareholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting of any shares of the capital stock of Parent.

          (e)         The shares of Common Stock to be issued as the Contribution Shares will be duly authorized for issuance and when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and the issuance thereof will not be subject to any preemptive or other similar right.

          Section 3.6           Subsidiaries. Parent has no subsidiaries.

          Section 3.7           Parent Financial Statements; SEC Documents.

          (a)         Schedule 3.7 sets forth the Parent’s unaudited balance sheet as of September 30, 2006 (the “Parent Financial Statements Date”) and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for the six-month period then ended (collectively with the Parent Financial Statements, the “Parent Financials”). The Parent Financials are correct in all material respects and have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent throughout the periods indicated and consistent with each other. The Parent Financials present fairly the financial condition and operating results of the Parent as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which will not be material in amount or significance.

          (b)         Parent has furnished or made available and will continue to make available to the Company true and complete copies of all reports or registration statements filed by it with the U.S. Securities and Exchange Commission (the “SEC”) under the Exchange Act, all in the form so filed (all of the foregoing being collectively referred to as the “SEC Documents”). All SEC Documents were timely filed. As of their respective filing dates, the SEC Documents complied and will continue to comply in all material respects with the requirements of the Securities Act and the Exchange Act, and none of the SEC Documents contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the “Parent Financial Statements”) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and present fairly the financial position of Parent at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments). There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements.

          (c)         Other than in connection with this Agreement, Parent has no current business activity whatsoever.

          (d)         Schedule 3.7 hereof lists, and Parent has delivered to the Company, copies of the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K of the SEC) effected by Parent since inception.

          Section 3.8           Absence of Certain Changes. Since the Parent Financial Statements Date, except as applicable to the Issuable Securities and the Security Agreement as disclosed to the Company, there has not been:

          (a)         any event, occurrence, development or state of circumstances or facts which would, individually or in the aggregate, have a Material Adverse Effect on Parent;

          (b)         any amendment of any material term of any outstanding security of Parent;

          (c)         any incurrence, assumption or guarantee by Parent of any indebtedness for borrowed money; (d) any creation or other incurrence by Parent of any Lien on any material asset; (e) the making of any loan, advance or capital contributions to or investment in any Person;

          (f)         any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or any asset(s) of Parent which would, individually or in the aggregate, have a Material Adverse Effect on Parent;

          (g)         any transaction or commitment made, or any contract or agreement entered into, by Parent or any relinquishment by Parent of any contract or other right;

          (h)         any change in any method of accounting, method of tax accounting, or accounting practice by Parent;

          (i)         any (i) grant of any severance or termination pay to any current or former director, officer or employee of Parent, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer or employee of Parent, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee of Parent, or (v) increase in compensation, bonus or other benefits payable or otherwise made available to any current or former director, officer or employee of Parent;

          (j)         any labor dispute, other than routine individual grievances; or

          (k)         any tax election or any settlement or compromise of any tax liability, in either case that is material to Parent.

          Section 3.9           Operations Since Parent Financial Statements Date. Since the Parent Financial Statements Date, except for as contemplated by this Agreement or in the Parent Financial Statements, Parent:

          (a)         has operated its businesses substantially as it was operated prior to that date and only in the ordinary course;

          (b)         has not declared or otherwise become liable with respect to any dividend or distribution of cash, assets or capital stock;

          (c)         has maintained or kept current its books, accounts, records, payroll, and filings in the usual and ordinary course of business, consistent in all material respects with past practice; and

          (d)         has not made any capital expenditure, commitment or investment other than in the ordinary course of business.

          Section 3.10      Compliance with Laws and Court Orders. Parent holds all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental entities necessary for the lawful conduct of its business (the “Parent Permits”), except where the failure so to hold would not have a Material Adverse Effect on Parent. Parent is in compliance with the terms of Parent Permits, except where the failure so to comply would not have a Material Adverse Effect on Parent. Parent is and has been in compliance with, and to the best knowledge of Parent, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          Section 3.11      Litigation. There is no action, suit, investigation, audit or proceeding pending against, or to the best knowledge of Parent threatened against or affecting, Parent or any of its assets or properties before any court or arbitrator or any governmental body, agency or official.

          Section 3.12      Taxes. Parent has (i) duly filed with the appropriate taxing authorities all Tax Returns required to be filed by or with respect to its business, or are properly on extension and all such duly filed Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provisions for on its respective balance sheet (in accordance with GAAP) all Taxes shown to be due on such Tax Returns. There are no liens for Taxes upon the assets of Parent except for statutory liens for current Taxes not yet due and payable or which may thereafter be paid without penalty or are being contested in good faith. Parent has not received any notice of audit, is not undergoing any audit of its Tax Returns, or has received any notice of deficiency or assessment from any taxing authority with respect to liability for Taxes of its business which has not been fully paid or finally settled. There have been no waivers of statutes of limitations by Parent with respect to any Tax Returns. Parent has not filed a request with the Internal Revenue Service for changes in accounting methods within the last two years which change would effect the accounting for tax purposes, directly or indirectly, of its business. Parent has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Taxes due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect. The provision for Taxes, if any, due or to become due for Parent for the period or periods through and including the date of the Parent Financial Statements that has been made and is reflected on such financial statements is sufficient to cover all such Taxes. Deferred Taxes, if any, of Parent included in the Parent Financial Statements have been computed in accordance with GAAP. Parent is not a party to any Tax allocation or Tax sharing agreement and Parent has not been a member of an affiliated group filing a consolidated federal income Tax Return or has any Liability for Taxes of any Person under Treasury Regulation Section 1.1502 -6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by contract or otherwise. Parent has not made any payments, is not obligated to make any payments, and is not a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

          Section 3.13      Patents and Other Proprietary Rights. Parent does not have rights to use, whether through ownership, licensing or otherwise any patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights and processes. Parent has not and does not violate or infringe any intellectual property right of any Person, and Parent has not received any communication alleging that it violates or infringes the intellectual property right of any other Person. Parent has not been sued for infringing any intellectual property right of another Person.

          Section 3.14      Anti-takeover Statutes. The Board of Directors of Parent has approved this Agreement and the transactions contemplated hereby, and neither the anti-takeover provisions of the NRS nor those of any other similar statute or regulation applies to the Transaction or any of the other transactions contemplated hereby.

          Section 3.15      Consents. The Parent is not subject to any law, ordinance, regulation, rule, order, judgment, injunction, decree, charter, bylaw, contract, commitment, lease, agreement, instrument or other restriction of any kind which would prevent the Parent from performing the terms of this Agreement or any of the transactions contemplated hereby without the consent of any third party, or which would require the consent of any third party for the consummation of this Agreement or any of the transactions contemplated hereby, or which would result in any penalty, forfeiture or other termination as a result of such consummation.

          Section 3.16      No Bankruptcy. There has not been filed any petition or application, nor any proceeding commenced by or against Parent with respect to any assets of Parent under any law, domestic or foreign, relating to bankruptcy, reorganization, fraudulent transfer, compromise, arrangements, insolvency, readjustment of debt or creditors' rights, and no assignment has been made by Parent for the benefit of creditors generally.

          Section 3.17      Acquisition of Equity Securities. There is no share option plan or other arrangement to acquire any equity securities of the Parent or securities convertible or exercisable into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional equity securities, as the case may be, except (i) as disclosed in this Agreement, or (ii) as provided on Schedule 3.17 hereto.

          Section 3.18      Guarantees. The Parent does not have any outstanding contracts or commitments guaranteeing (or indemnifying or making contribution to others for breaches in connection with) the payment or collection or the performance of the obligations of others, and it has not entered into any deficiency agreements, or issued any comfort letters, or otherwise granted any material financial assistance to any person, firm, corporation or other entity.

          Section 3.19      Books And Records. The books of account, minute books, stock record books and other records of Parent are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of Parent contain accurate and complete records of all meetings of, and corporate action taken by, the Shareholders, Parent’s board of directors and all committees thereof, and no meeting of the Shareholders, Parent’s board of directors or such committees has been held for which minutes have not been prepared and are not contained in such minute books. True and complete copies of all minute books and all stock record books of Parent have heretofore been delivered to the Company.

          Section 3.20      Title To Properties; Liens. Parent does not own any real property. All of the assets of Parent, except those disposed of in the ordinary course of business, are free and clear of all Liens, security interests, charges and encumbrances, except (i) as disclosed in the Parent Financial Statements, (ii) Liens for current taxes not yet due and payable, (iii) Liens in favor of any lessor with respect to capital lease obligations disclosed in Schedule 3.20 attached hereto, (iv) such imperfections of title or zoning restrictions, easements or encumbrances, if any, as do not materially interfere with the present use of such property or assets, and (vi) Liens which arise by operation of law.

          Section 3.21      Lease. Schedule 3.21 contains an accurate list of each Lease. A true and complete copy of each Lease has heretofore been delivered to the Company. Each Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. The leasehold estate created by each Lease is free and clear of all Liens. There are no existing defaults by Parent under any of the Leases. No event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default under any Lease. Parent has not received any notice, and does not have any other reason to believe, that any lessor under any Lease will not consent (where such consent is necessary) to the consummation of the Transaction and other transactions contemplated hereby without requiring any modification of the rights or obligations of the lessee thereunder.

          Section 3.22      Issuance of Securities Exempt from Registration. In reliance upon the representations and warranties made to Parent herein, the issuance of the Contribution Shares to the Members and the Issuable Securities to the Investors will be exempt from registration under United States federal and state securities laws and regulations.

          Section 3.23      No Materially Adverse Undisclosed Facts. There is no fact known to the management of the Parent which has not previously been disclosed in writing to the Company which may in the reasonable expectation of the Parent’s management materially adversely affect the Parent or its respective assets, properties, business, prospects, operation or condition (financial or otherwise) and no state of facts is known to the management of the Parent that would operate to prevent the Parent from continuing to carry on its business in the manner in which carried on at the date hereof.

          Section 3.24      Assets and Liabilities at the Time of Closing. At the time of the Closing , Parent shall have no liabilities other than those incurred in connection with the Transaction payable to its transfer agent, attorneys and independent registered public accounting firm (the “Transaction Fees”), and no assets other than the cash in the Parent’s bank account in an amount that will not be material.

          Section 3.25      Interested Party Transactions. Except as set forth in Schedule 3.25(a) attached hereto, Parent is not indebted to any officer or director of Parent (except for compensation and reimbursement of expenses incurred in the ordinary course of business), and no such person is indebted to Parent, except as disclosed on Schedule 3.25(b) hereof.

           Section 3.26      Sarbanes-Oxley Compliance.

          (a)         Parent maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of parent to maintain accountability for Parent's consolidated assets; (iii) access to the Parent's assets is permitted only in accordance with management's authorization; (iv) the reporting of Parent's assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

          (b)         Parent has not, since its inception, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Parent. Schedule 3.27(d) identifies any loan or extension of credit maintained by Parent to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

          Section 3.27      Listing and Maintenance Requirements. The Parent’s Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and Parent has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has Parent received any notification that the Commission is contemplating terminating such registration. Parent has not, in the 12 months preceding the date hereof, received notice from any market on which the Common Stock is or has been listed or quoted (a “Trading Market”) to the effect that Parent is not in compliance with the listing or maintenance requirements of such Trading Market. Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

          Section 3.28          No Integrated Offering. Neither the Parent, nor any of its affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the issuance of the Issuable Securities or the Contribution Shares to be integrated with prior offerings by the Parent for purposes of the Securities Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any Trading Market on which any of the securities of the Company are listed or designated.

          Section 3.29          No Disagreements with Accountants and Lawyers. There are no material disagreements of any kind presently existing, or reasonably anticipated by Parent to arise, between the accountants and lawyers presently employed by Parent and Parent is current with respect to any fees owed to its accountants and lawyers other than such fees as may be incurred in connection with the Transaction.

          Section 3.30          Disclosure. Neither this Agreement nor any exhibit or schedule hereto nor any statement, list or certificate delivered to the Company pursuant hereto or pursuant to any written request therefor, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Parent, as of the date hereof and as of the Closing Date, as follows:

          Section 4.1           Corporate Existence and Power. The Company is a limited liability company duly organized and in good standing under the laws of the State of Missouri. The Company has all powers and governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. At the Closing, the Company will be duly qualified to do business as a foreign corporation and will be in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the Articles of Formation and Operating Agreement as currently in effect.

          Section 4.2           Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the powers of the Company, and have been duly authorized by all necessary action. This Agreement, assuming the due authorization, execution and delivery thereof by Parent, is a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors= rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          Section 4.3           Governmental Authorization. The execution and delivery of this Agreement and the performance by the Company of its obligations under this Agreement relating to the Transaction and the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) compliance with any applicable requirements of the Securities Act, the Exchange Act, Blue Sky Laws or takeover laws, and (b) any other filings, approvals or authorizations which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair the ability of the Company to consummate the Transaction and the transactions contemplated by this Agreement.

          Section 4.4           Non-contravention. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and performance of its obligations under this Agreement do not and will not (a) violate the Company=s Certificate of Formation or Operating Agreement, (b) assuming compliance with the matters referred to in Section 4.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (c) require any consent or other action by any Person under, constitute a default under, result in a violation of, conflict with, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company, or to a loss of any benefit to which the Company is entitled under any provision of any agreement or other instrument binding upon the Company, or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or (d) result in the creation or imposition of any Lien on any asset of the Company, except, in the case of clauses (b), (c) and (d), for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

          Section 4.5           Subsidiaries. The Company has no subsidiaries.

          Section 4.6           Financial Statements. The Company Financial Statements (as defined in Section 8.2 below) were prepared in accordance with the books and records of the Company in all material respects and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except as otherwise noted therein. Each of the Company Financial Statements fairly presents the financial position of the Company as of the respective dates set forth therein or the results of operations and changes in financial position of the Company for the respective fiscal periods or as of the respective dates set forth therein.

          Section 4.7           Absence of Certain Changes. Since September 30, 2006 (the “Company Financial Statements Date”), except as applicable to the Company Warrants, the Company Notes and the Security Agreement as disclosed to Parent, there has not been:

          (a)         any event, occurrence, development or state of circumstances or facts which would, individually or in the aggregate, have a Material Adverse Effect on the Company;

          (b)         any amendment of any material term of any outstanding security of the Company;

          (c)         any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money;

          (d)         any creation or other incurrence by the Company of any Lien on any material asset;

          (e)         the making of any loan, advance or capital contributions to or investment in any Person;

          (f)         any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or any asset(s) of the Company which would, individually or in the aggregate, have a Material Adverse Effect on the Company;

          (g)         any transaction or commitment made, or any contract or agreement entered into, by the Company or any relinquishment by the Company of any contract or other right;

          (h)         any change in any method of accounting, method of tax accounting, or accounting practice by the Company;

          (i)         any (i) grant of any severance or termination pay to any current or former director, officer or employee of the Company, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer or employee of the Company, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee of the Company, or (v) increase in compensation, bonus or other benefits payable or otherwise made available to any current or former director, officer or employee of the Company;

          (j)         any labor dispute, other than routine individual grievances; or

          (k)         any tax election or any settlement or compromise of any tax liability, in either case that is material to the Company.

          Section 4.8           Operations Since Company Financial Statements Date. Since the Company Financial Statements Date, except for as contemplated by this Agreement or in the Company Financial Statements, the Company:

          (a)         has operated its businesses substantially as it was operated prior to that date and only in the ordinary course;

          (b)         has not declared or otherwise become liable with respect to any dividend or distribution of cash, assets or capital stock;

          (c)         has maintained or kept current its books, accounts, records, payroll, and filings in the usual and ordinary course of business, consistent in all material respects with past practice; and

          (d)         has not made any capital expenditure, commitment or investment other than in the ordinary course of business.

          Section 4.9           Compliance with Laws and Court Orders. The Company holds all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental entities necessary for the lawful conduct of its business (the “Company Permits”), except where the failure so to hold would not have a Material Adverse Effect on the Company. The Company is in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Material Adverse Effect on the Company. The Company is and has been in compliance with, and to the best knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          Section 4.10         Litigation. There is no action, suit, investigation, audit or proceeding pending against, or to the best knowledge of the Company threatened against or affecting, the Company or any of its assets or properties before any court or arbitrator or any governmental body, agency or official.

          Section 4.11         Consents. The Company is not subject to any law, ordinance, regulation, rule, order, judgment, injunction, decree, charter, bylaw, contract, commitment, lease, agreement, instrument or other restriction of any kind which would prevent the Company from performing the terms of this Agreement or any of the transactions contemplated hereby without the consent of any third party, or which would require the consent of any third party for the consummation of this Agreement or any of the transactions contemplated hereby, or which would result in any penalty, forfeiture or other termination as a result of such consummation.

          Section 4.12         No Bankruptcy. There has not been filed any petition or application, nor any proceeding commenced by or against the Company with respect to any assets of the Company under any law, domestic or foreign, relating to bankruptcy, reorganization, fraudulent transfer, compromise, arrangements, insolvency, readjustment of debt or creditors' rights, and no assignment has been made by the Company for the benefit of creditors generally.

          Section 4.13         Books And Records. The books of account, minute books, stock record books and other records of the Company are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of Parent contain accurate and complete records of all meetings of, and company action taken by, the Members and the Manager, and no meeting of the Members or the Manager has been held for which minutes have not been prepared and are not contained in such minute books. True and complete copies of all minute books and all stock record books of the

Company have heretofore been delivered to Parent.

          Section 4.14        Title To Properties; Liens. The Company does not own any real property. All of the assets of the Company, except those disposed of in the ordinary course of business, are free and clear of all Liens, security interests, charges and encumbrances, except (i) as disclosed in the Company Financial Statements, (ii) Liens for current taxes not yet due and payable, (iii) Liens in favor of any lessor with respect to capital lease obligations disclosed in Schedule 4.14 attached hereto, (iv) such imperfections of title or zoning restrictions, easements or encumbrances, if any, as do not materially interfere with the present use of such property or assets, (vi) Liens which arise by operation of law, and (vii) as arise from the Security Agreement pertaining o the Company Notes.

          Section 4.15         Lease. Schedule 4.15 contains an accurate list of each Lease. A true and complete copy of each Lease has heretofore been delivered to Parent. Each Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. The leasehold estate created by each Lease is free and clear of all Liens. There are no existing defaults by the Company under any of the Leases. No event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default under any Lease. The Company has not received any notice, and does not have any other reason to believe, that any lessor under any Lease will not consent (where such consent is necessary) to the consummation of the Transaction and other transactions contemplated hereby without requiring any modification of the rights or obligations of the lessee thereunder.

          Section 4.16         No Materially Adverse Undisclosed Facts. There is no fact known to the management of the Company which has not previously been disclosed in writing to Parent which may in the reasonable expectation of the Company’s management materially adversely affect the Company or its respective assets, properties, business, prospects, operation or condition (financial or otherwise) and no state of facts is known to the management of the Company that would operate to prevent the Company from continuing to carry on its business in the manner in which carried on at the date hereof.

          Section 4.17         Interested Party Transactions. Except as set forth in Schedule 4.17(a) attached hereto, the Company is not indebted to any officer or the Manager of the Company (except for compensation and reimbursement of expenses incurred in the ordinary course of business), and no such person is indebted to the Company, except as disclosed on Schedule 4.17(b) hereof.

          Section 4.18         No Disagreements with Accountants and Lawyers. There are no material disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the accountants and lawyers presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers.

          Section 4.19         Capitalization. The list of Members and their respective percentage ownership interests in the Company attached hereto as Schedule 1.1(b) is the true and correct list of such Members and their ownership on the date hereof and such list will remain true and correct through and including the Closing of this Agreement. No certificates evidencing such Membership Interests have been issued. All outstanding Membership Interests have been duly authorized and validly issued and are fully paid and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase. Other than the Company Notes and the Company Warrants, there are no outstanding options, warrants, subscriptions, conversion or other rights, agreements or other commitments obligating the Company to issue any Membership Interests or any securities convertible into, exchangeable for or evidencing the right to subscribe for any Membership Interests.

          (b)         Other than the Company Notes and the Company Warrants, there are no outstanding obligations, contingent or otherwise, of the Company to redeem, purchase or otherwise acquire any Membership Interests or other securities of the Company.

          (c)         The Company is not in violation of and has not violated any federal or state securities laws in connection with any transaction relating to the Company and/or an Affiliate, including without limitation, the acquisition of any stock, business or assets of any third party or the issuance of any Membership Interests of the Company.

          Section 4.20         Taxes. To the extent applicable, the Company has (i) duly filed with the appropriate taxing authorities all Tax Returns required to be filed by or with respect to its business, or are properly on extension and all such duly filed Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provisions for on its respective balance sheet (in accordance with GAAP) all Taxes shown to be due on such Tax Returns. There are no liens for Taxes upon the assets of the Company except for statutory liens for current Taxes not yet due and payable or which may thereafter be paid without penalty or are being contested in good faith. The Company has not received any notice of audit, is not undergoing any audit of its Tax Returns, or has received any notice of deficiency or assessment from any taxing authority with respect to liability for Taxes of its business which has not been fully paid or finally settled. There have been no waivers of statutes of limitations by the Company with respect to any Tax Returns. The Company has not filed a request with the Internal Revenue Service for changes in accounting methods within the last two years which change would effect the accounting for tax purposes, directly or indirectly, of its business. The Company has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Taxes due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect. The provision for Taxes, if any, due or to become due for the Company for the period or periods through and including the date of the Company Financial Statements that has been made and is reflected on such financial statements is sufficient to cover all such Taxes. Deferred Taxes, if any, of the Company included in the Company Financial Statements have been computed in accordance with GAAP. The Company is not a party to any Tax allocation or Tax sharing agreement and the Company has not been a member of an affiliated group filing a consolidated federal income Tax Return or has any Liability for Taxes of any Person under Treasury Regulation Section 1.1502 -6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by contract or otherwise. The Company has not made any payments, is not obligated to make any payments, and is not a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

          Section 4.21         Patents and Other Proprietary Rights. The Company has not and does not violate or infringe any intellectual property right of any Person, and the Company has not received any communication alleging that it violates or infringes the intellectual property right of any other Person. The Company has not been sued for infringing any intellectual property right of another Person.

          Section 4.22         Guarantees. Other than with respect to the Company Notes, the Company Warrants and the Security Agreement and excepting any guarantees issued by a Member of the Company, the Company does not have any outstanding contracts or commitments guaranteeing (or indemnifying or making contribution to others for breaches in connection with) the payment or collection or the performance of the obligations of others, and it has not entered into any deficiency agreements, or issued any comfort letters, or otherwise granted any material financial assistance to any person, firm, corporation or other entity.

          Section 4.23         Disclosure. Neither this Agreement nor any exhibit or schedule hereto nor any statement, list or certificate delivered to Parent pursuant hereto or pursuant to any written request therefor, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE MAJORITY HOLDER

          The Majority Holder represents and warrants to the Company and the Members, as of the date hereof and as of the Closing Date, as follows:

          Section 5.1           Ownership of Common Stock of Majority Holder. The Majority Holder owns 21,000,000 shares of Common Stock of the Parent, constituting approximately 53.85% of the issued and outstanding such shares and no other shares of capital stock or other securities of Parent. At the closing, the Majority Holder will own 2,100,000 shares of Common Stock of the Parent, constituting approximately 6.98% of the issued and outstanding such shares and no other shares of capital stock or other securities of Parent. The Majority Holder has good, marketable and unencumbered title to such shares. The Majority Holder hereby consents to the transactions herein provided for.

          Section 5.2           Disclosure. Nothing in this Article V contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances in which they were made, not misleading.

ARTICLE VI
COVENANTS OF PARENT

          Section 6.1           Capitalization; No Liabilities or Debts.

          (a)         Parent shall take all necessary actions so that there shall: (i) at the Closing be issued and outstanding that number of shares of Common Stock as would represent approximately 52.71% of the aggregate capitalization presuming effectuation of the Transaction (the “Public Shares”), and (ii) be reserved for issuance pending the effectuation of the Transaction the aggregate number of shares of Common Stock as shall immediately subsequent to Closing constitute the remaining approximately 47.29% of shares of Common Stock to be issued and outstanding.

                    Except as set forth immediately above, there shall as of Closing be no other outstanding shares of capital stock, options, warrants, subscriptions, conversions or other rights, agreements or commitments obligating Parent to issue any shares of its capital stock or any securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, with the exception of (i) the Issuable Securities, (ii) shares of Common Stock reserved for issuance pursuant to conversion of the Notes or exercise of the Warrants, and (iii) the Contribution Shares (collectively, the “Securities”), nor any options, warrants, subscriptions, conversions or other rights, agreements or commitments relating to such Securities or the Public Shares.

          (b)         Parent shall take all necessary actions so that immediately prior to the Closing, there shall, other than the Transaction Fees, be no liabilities or debts of Parent of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there shall be no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or debt.

           Section 6.2           Public Company Status. Parent shall make any and all necessary filings so that at the Closing the Common Stock shall still be a publicly-traded security whose shares are traded on the over-the-counter bulletin board (the “OTC BB”).

          Section 6.3           Resignation of Officers. Upon the Closing Date, all existing officers of Parent shall tender their written resignations as officers of Parent, such resignations to be executed and delivered to the Company and to contain acknowledgements that the officer has no claims for compensation or otherwise against Parent, whether for compensation for loss of office or otherwise.

ARTICLE VII
COVENANTS OF THE PARTIES

          The parties hereto agree that:

          Section 7.1           Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

          Section 7.2           Filings; Other Action. Subject to the terms and conditions herein provided, the Company and Parent shall promptly use reasonable best efforts to cooperate with one another in (a) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party, the United States government or any agencies, departments or instrumentalities thereof or other governmental or regulatory bodies or authorities of federal, state, local and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (b) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (c) taking or causing to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby.

          Section 7.3           Public Announcements. The Company and Parent shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such consultation and without the written consent of the other party.

          Section 7.4           Notices of Certain Events. In addition to any other notice required to be given by the terms of this Agreement, each of the parties shall promptly notify the other party hereto of:

          (a)         any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement;

          (b)         any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (c)         any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Articles III, IV and V (as the case may be) or that relate to the consummation of the transactions contemplated by this Agreement.

          Section 7.5           Access to Information; Confidentiality.

          (a)         Following the date hereof, until consummation of all transactions contemplated hereby, the Company, on the one hand, and Parent, on the other, will give to the other party, its counsel, financial advisers, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party, furnish to the other party and its representatives such financial and other data and information as such party and its representatives may reasonably request and instruct its own employees and representatives (including, without limitation, insurance agents and underwriters) to cooperate with the other party in its investigations. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other parties. No investigation pursuant to this Section shall affect any representation or warranty made by any party hereunder.

          (b)         All information obtained by the Company or Parent in connection with the transactions contemplated hereby shall be kept confidential and will not be used for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Should the Closing not occur for any reason, all such information and copies thereof shall promptly be returned to each respective party.

          Section 7.6           Registration Statement. As promptly as practicable following the Closing, Parent shall file a registration statement on Form SB-2 or other appropriate form with the SEC (the “Registration Statement”), which Registration Statement shall cover the resale under the Securities Act of up to one hundred percent (100%) of the securities underlying the Issuable Securities. Holders of all Contribution Shares not included in the Registration Statement shall be given piggy-back registration rights applicable to all such shares with respect to any registration statement on an appropriate form that Parent may file subsequent to the filing of the Registration Statement, provided, however, that parent shall not file any such registration statement other than the Registration Statement for a period of ninety (90) days from the Closing Date. For the period commencing on the 91st day from the Closing Date and ending on the date that shall be two (2) years therefrom, in the event Parent files a registration statement under the Securities Act with respect to any of the Contribution Shares, it shall offer each holder of record of restricted shares of Common Stock immediately prior to the Closing the opportunity to request that Parent register a percentage of such shares held by such holder of record equal to the percentage of the Contribution Shares being registered in such future registration statement, which request shall not be unreasonably denied.

          Section 7.7           Reverse Split. Parent will not, until a date that shall be no less than six (6) months from the Closing Date, effectuate a reverse split of its shares of Common Stock.

           Section 7.8           Indemnification.

          (a)         Parent shall indemnify, defend and hold harmless the Company and each of the Members and each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer or member of the Company or an employee of the Company, and their respective heirs, legal representatives, successors and assigns (the “Company Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys= fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) any breach of this Agreement by Parent, including but not limited to failure of any representation or warranty to be true and correct at or before the Closing, or (ii) any act, omission or conduct of the Parent prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing, or (iii) relating to the consummation of the transactions contemplated herein, and any action taken in connection therewith (“Company Indemnified Liabilities”). Any Company Indemnified Party wishing to claim indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Parent, but the failure so to notify shall not relieve a party from any liability that it may have under this Section 7.8, except to the extent such failure materially prejudices such party.

          (b)        The Company shall indemnify, defend and hold harmless Parent and each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer or director of Parent or an employee of Parent, and their respective heirs, legal representatives, successors and assigns (the “Parent Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys= fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) any breach of this Agreement by the Company, including but not limited to failure of any representation or warranty to be true and correct at or before the Closing, or (ii) any act, omission or conduct of the Company prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing, or (iii) relating to the consummation of the transactions contemplated herein, and any action taken in connection therewith (“Parent Indemnified Liabilities”). Any Parent Indemnified Party wishing to claim indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company, but the failure so to notify shall not relieve a party from any liability that it may have under this Section 7.8, except to the extent such failure materially prejudices such party.

          (c)         All rights to indemnification under this Section 7.8 shall survive the consummation of the Transaction and the termination of this Agreement. The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his, her and its heirs and representatives. No party shall enter into any settlement regarding the foregoing without prior approval of the Indemnified Party.

          Section 7.9           Conduct of Business of Parent and the Company. Each of Parent and the Company covenants and agrees on its own behalf, that from and after the date hereof and until the Closing Date, each such party shall, other than as contemplated by this Agreement, conduct its business as presently operated and solely in the ordinary course, and consistent with such operation, and, in connection therewith, without the written consent of the Company in the case of the Parent, or of the Parent in the case of the Company, neither party shall:

          (a)         amend its charter documents;

          (b)         other than with respect to the Issuable Securities, issue any of its securities;

          (c)         pay or agree to pay to any employee, officer or director compensation that is in excess of the current compensation level of such employee, officer or director other than salary increases or payments made in the ordinary course of business or as otherwise provided in any contracts or agreements with any such employees;

          (d)         merge or consolidate with any other Person or acquire or agree to acquire any other Person;

          (e)         create, incur, assume, or guarantee any indebtedness for money borrowed except in the ordinary course of business, or create or suffer to exist any mortgage or other Lien on any of its assets, except those in existence on the date hereof or those granted pursuant to agreements in effect on the date of this Agreement or provided to or by one party hereto to the other and/or any of their respective Affiliates;

          (f)         make any capital expenditure or series of capital expenditures except in the ordinary course of business;

          (g)        declare or pay any dividends on or make any distribution of any kind with respect to its shares of Common Stock or Membership Interests, as the case may be;

          (h)        fail to pay premiums in respect of all present insurance coverage of the types and in the amounts as are in effect as of the date of this Agreement;

          (i)         fail to preserve its present employees, reputation and business organization and its relationship with its clients and others having business dealings with it;

          (j)         fail to use best efforts to comply with and not be in default or violation under any law, regulation, decree or order applicable to Parent’s business or operations where such violation would have a Material Adverse Effect;

          (k)         grant any severance or termination pay to any director, officer or any other employee, other than pursuant to agreements in effect on the date of this Agreement or as otherwise disclosed in the documents delivered pursuant to this Agreement;

          (l)          change any of the accounting principles or practices used by it, except as may be required as a result of a change in law or in GAAP, whether in respect of Taxes or otherwise;

          (m)        terminate or waive any right of substantial value other than in the ordinary course of business;

          (n)        enter into any material contract or commitment;

          (o)        sell, transfer or otherwise dispose of any assets;

          (p)        fail to notify the other party immediately in the event of any material loss of or damage to any of its assets; or

          (q)        fail to comply with the terms of this Agreement.

          Section 7.10           No Shop. From the date of this Agreement until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement, neither Parent nor the Company shall, and Parent and the Company shall cause their respective shareholders or members, as the case may be, officers, directors, employees and other agents not to, directly or indirectly, take any action to solicit, initiate or encourage any offer or proposal or indication of interest in a merger, consolidation or other business combination involving any equity interest in, or a substantial portion of the assets of itself, other than in connection with the transactions contemplated by this Agreement. Each of the parties hereto shall immediately advise the other party of the terms of any offer, proposal or indication of interest that it receives or otherwise becomes aware of.

ARTICLE VIII
CONDITIONS PRECEDENT

          Section 8.1           Conditions of Obligations of the Company and the Members. The obligations of the Company and the Members to effect the Transaction are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Company and the Members:

          (a)         Representations and Warranties. Each of the representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true and correct would not have a Material Adverse Effect on Parent.

          (b)         Performance. Parent shall have performed and complied in all material respects with all agreements to be performed or complied with by it pursuant to this Agreement prior at or prior to the Closing or the same shall not have a Material Adverse Effect.

          (c)         Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Company and its counsel, and the Company and its counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

          (d)         Secretary’s Certificate. The Secretary of Parent shall deliver to the Company at the Closing a certificate certifying: (i) that attached thereto is a true and complete copy of its Articles of Incorporation (including all amendments thereto) as in effect at the Closing; (ii) that attached thereto is a true and complete copy of its By-laws as in effect at the Closing; and (iii) that attached thereto is a true and complete copy of all resolutions duly adopted by its Board of Directors (x) authorizing the execution, delivery and performance of this Agreement, (y) authorizing the consummation of the transactions contemplated hereby and (z) that such resolutions have not been amended or modified and are in full force and effect.

          (e)         Good Standing Certificate. Parent shall have furnished the Company with good standing and existence certificates for Parent in its jurisdiction of incorporation and other jurisdictions as the Company shall reasonably request.

          (f)         Certified List of Record Holders. The Company shall have received a certified list from Parent=s transfer agent of the holders of record of Parent=s Common Stock as of the Closing Date.

          (g)         Due Diligence. Parent shall have delivered to the Company=s counsel all due diligence materials requested by the Company and the Company is satisfied with the results of its review thereof.

          (h)         No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of the Parent nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of the Parent.

          (i)         Discharge of Existing Liabilities. Except for the Transaction Fees, Parent shall have discharged all its existing liabilities before the Closing Date other than as permitted hereby.

          Section 8.2           Conditions of Obligations of Parent. The obligations of Parent to effect the Transaction are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent:

          (a)         Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true and correct would not have a Material Adverse Effect on the Company.

          (b)         Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date or the same shall not have a Material Adverse Effect.

          (c)         Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Company and its counsel, and the Company and its counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

          (d)         Secretary’s Certificate. The Secretary of the Company shall deliver to Parent at the Closing a certificate certifying: (i) that attached thereto is a true and complete copy of the Company=s Certificate of Formation (including all amendments thereto) as in effect at the Closing; (ii) that attached thereto is a true and complete copy of the Operating Agreement of the Company, and (iii) that attached thereto is a true and complete copy of all resolutions duly adopted by the Board of Managers of the Company (x) authorizing the execution, delivery and performance of this Agreement, (y) authorizing the consummation of the transactions contemplated hereby and (z) that such resolutions have not been amended or modified and are in full force and effect.

          (e)         Financial Statements. The Company shall have delivered to Parent copies of the Company=s audited financial statements as of and for the fiscal year ended December 31, 2005 as certified by Kempisty & Co., CPA’s and unaudited financial statements for the period ended September 30, 2006 (collectively, the “Company Financial Statements”).

          (f)         No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of the Company nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of the Company.

          (g)         Form 8-K. On or before the Closing Date, the Company shall have prepared and delivered to Parent the proposed Current Report to be filed on Form 8-K with respect to this Agreement, the Transaction and the other transactions and developments contemplated hereby as well as certain other actions to be taken in connection herewith.

ARTICLE IX
TERMINATION

          Section 9.1           Termination. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing:

          (a)         by mutual written consent of the parties hereto;

          (b)         by either the Company or Parent if the Closing shall not have occurred on or before December 12, 2006, which date may be extended for up to 30 days in the mutual discretion of the Company and Parent (unless the failure to consummate the transactions by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement);

          (c)         by the Company if (i) Parent shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Parent; or (ii) any representations and warranties of Parent contained in this Agreement shall not have been true when made or on and as of the Closing Date as if made on and as of Closing Date (except to the extent it relates to a particular date), except where the failure to be so true and correct would not have a Material Adverse Effect on Parent; or

          (d)         by Parent if (i) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by them; or (ii) any representations and warranties of the Company contained in this Agreement shall not have been true when made or on and as of the Closing Date as if made on and as of the Closing Date (except to the extent it relates to a particular date), except where the failure to be so true and correct would not have a Material Adverse Effect on the Company.

          Section 9.2           Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, all further obligations of the parties under this Agreement, other than the provisions of this Section 9.2 and Section 10.4 (fees and expenses), shall forthwith be terminated without any further liability of any party to the other parties. In the event of termination of this Agreement by any party, with or without cause, or by mutual consent, no party shall have any liability to the other parties and each party shall sign a mutual release, the effect of which shall be to release each other party from all known and unknown claims, actions and liabilities. Failure of any party to execute the mutual release described herein shall not, in any manner whatsoever, negate the fact that a mutual release in such situation is an integral part of this Agreement. Therefore, in the event of termination of this Agreement and failure of any party to subsequently execute a mutual release as to all claims, actions and liabilities, this Agreement shall constitute consent to and execution of the mutual release described herein.

ARTICLE X
MISCELLANEOUS

          Section 10.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing and either delivered personally, telecopied or sent by certified or registered mail, postage prepaid, if to the Company, to:

Fearless Yachts, LLC
927 Lincoln Road, Suite 200
Miami, Florida 33139
Fax: (305) 674-1311
Attention: Jeffrey Binder, Chief Executive Officer

with a copy to (which shall not constitute notice):

Hodgson Russ LLP
60 East 42nd Street, 37th Floor
New York, New York 10165
Fax: (212) 972-1677
Attention: Jeffrey Rinde, Esq.

if to Parent, to:

New Era Marketing, Inc.
10620 Southern Highlands Parkway, Suite 110-433
Las Vegas, Nevada 89141
Fax: (702) 387-7261
Attention: Joseph MacKenzie

with copies to each of (which shall not constitute notice):

Rowland W. Day II, Esq.
3 Imperial Promenade, Suite 960
Santa Ana, CA 92707
Fax: (714) 824-4530

and

Randall V. Brumbaugh, Esq.
417 W. Foothill Blvd., PMB B-175
Glendora, CA 91741
Fax (909) 971-0456

or such other address or fax number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date delivered personally, telecopied or, if mailed, five business days after the date of mailing if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

          Section 10.2         Survival of Representations and Warranties. Except as set forth in Section 7.8(c) above, the representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing.

          Section 10.3         Amendments; No Waivers.

          (a)         Any provision of this Agreement with respect to transactions other than the Transaction contemplated hereby may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Company and Parent; or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b)         No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          Section 10.4         Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

          Section 10.5         Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, but any such transfer or assignment will not relieve the appropriate party of its obligations hereunder.

          Section 10.6         Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Transaction shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the Transaction (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any of the Transaction or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

          Section 10.7         Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the City of New York, Borough of Manhattan, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.1 shall be deemed effective service of process on such party.

          Section 10.8         Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          Section 10.9         Entire Agreement. This Agreement and the Exhibits and Schedules hereto constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof. Neither Parent nor the Company makes any representations or warranties, except as set forth in this Agreement.

          Section 10.10       Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

          Section 10.11      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any parties. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

          Section 10.12      Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

          Section 10.13      Definition and Usage.

          For purposes of this Agreement:

                    “Affiliate” means, with respect to any Person, any other Person, or indirectly controlling, controlled by, or under common control with such Person.

                    “knowledge” of any Person which is not an individual means the knowledge of such person=s officers after reasonable inquiry.

                    “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

                    “Material Adverse Effect” means any effect or change that is or would be materially adverse to the business, operations, assets, prospects, condition (financial or otherwise) or results of operations of an entity, taken as a whole.

                    “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                    “subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

                     “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, license, payroll and franchise taxes, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a unitary, combined or any other basis; and such term shall include any interest and penalties or additions to tax. The term “Tax Return” shall mean any report, return or other information required to be filed with, supplied to or otherwise made available to a taxing authority in connection with Taxes.

          A reference in this Agreement to any statute shall be to such statute as amended from time to time, and to the rules and regulations promulgated thereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the following individuals has caused this Agreement to be signed, and each party that is not an individual has caused this Agreement to be duly executed under seal by its respective authorized officer, all as of the date first above written.

PARENT:

NEW ERA MARKETING

By:	/s/ Joseph MacKenzie
Name:	Joseph MacKenzie
Title:	President

As to Article V only:

MAJORITY HOLDER:

JOSEPH MACKENZIE

By:	/s/ Joseph MacKenzie

THE COMPANY:

FEARLESS YACHTS, LLC

By:	/s/ Jeffrey Binder
Name:	Jeffrey Binder
Title:	Chief Executive Officer

MEMBERS:

GARY R. FEARS TRUST

By:	/s/ Gary Fears
Name:	Gary Fears
Title:	Trustee

By:	/s/ Jeffrey Binder
Name:	Jeffrey Binder
Title:	An individual

By:	/s/ Chares De Angelo
Name:	Charles De Angelo
Title:	An individual

JeMJ FINANCIAL SERVICES, INC.

By:	/s/ Jeffrey Binder
Name:	Jeffrey Binder
Title:	Chairman

JMBF INVESTMENTS, INC.

By:	/s/ Jourdan Binder
Name:	Jourdan Binder
Title:	President

By:	/s/ Joel Ramsden
Name:	Joel Ramsden
Title:	An individual

By:	/s/ Frazer Ramsden
Name:	Frazer Ramsden
Title:	An individual

By:	/s/ Jamie Goldstein
Name:	Jamie Goldstein
Title:	An individual

By:	/s/ Robert Saunock
Name:	Robert Saunock
Title:	An individual